Exhibit 10.15
Certain confidential information contained in this document, marked by brackets, has been omitted because it is both
(i) not material and (ii) is the type of information that Angion treats as confidential.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the date of last signature (the “Effective Date”) by and between Angion Biomedica Corp, a company organized under the laws of USA located at 51 Charles Lindbergh Blvd, Uniondale, NY 11553 (“ANGION”) and Solara Active Pharma Sciences Ltd., a company organized under the laws of India located at Batra Centre, No.28, Sardar Patel Road, Guindy, Chennai - 600 032, Tamilnadu, India (“SOLARA”).

WITNESSETH

WHEREAS, ANGION and SOLARA have entered into the certain Supply Agreement dated as of the 20 October 2021 for manufacture and supply of pharmaceutical intermediates and active pharmaceutical ingredients, including ANG-3070.

NOW, THEREFORE, in consideration of the above premises and mutual agreements contained herein below, the Parties have agreed as follows:

1.    Supply and Purchase
Subject to the terms and conditions of this Agreement, SOLARA agrees to manufacture and supply the required amount of ANG-3070 at its facility. If a specific SOLARA facility(ies) is identified in a purchase order, the services under such purchase order shall only be performed at such specific SOLARA facility(ies). SOLARA shall store all Angion-provided- materials and the Compound in accordance with applicable laws (including cGMP, if applicable) and the explicit handling, production, packaging (if applicable), specifications, storage and shipping procedures and instructions provided by Angion.

2.    Quality
2.1    SOLARA warrants that the Compound shall, at the point and time of delivery to ANGION (a) be of the agreed quantity; and (b) have been manufactured in accordance with applicable laws (including cGMP, if applicable), the applicable specifications, batch record and/or other protocols as agreed to among the Parties in a timely manner.
2.2    SOLARA further warrants that:
(a)    the Compounds shall not be adulterated, misbranded, or mislabeled within the meaning of applicable laws, and shall have a shelf life or retest dating no less than the shelf life or retest dating set forth in the specifications.

(b)    SOLARA’s performance of the services shall comply with applicable laws (including cGMP, if applicable);

(c)    all work under this Agreement shall be SOLARA’s original work and none of the services infringe, misappropriate, or violate any proprietary rights of any third party.

3.    Forecast/Order
3.1    ANGION shall place firm purchase orders to SOLARA at least [***] months prior to the requested delivery date. Such purchase order shall specify the quantity and the date and place of delivery in writing. Each purchase order shall be made on kilogram basis.
3.3    SOLARA shall be deemed to accept the purchase order unless it expresses its intention to refuse the purchase order within [***] days from receipt of such purchase order.

4.    Price and payment
4.1    The price and quantity of the Compound shall be provided in the appendix A, which may be updated to reflect individual projects and quantities. ANGION shall pay the Price in accordance with the terms provided in proposal submitted by Solara.
4.2    SOLARA shall issue an invoice for the Compound purchased by ANGION or its Affiliates by the last day of the calendar month following the month of receipt by ANGION, its Affiliates or its toll-manufacturers of the Compound.
4.3    In the event ANGION fails to pay any undisputed invoiced amount by any due date ANGION shall pay interest on such outstanding amount at an annual rate equal to [***] per annum, accruing from such due date until full payment of the outstanding amount is received by SOLARA.

5.    Delivery, Inspection and Recall
5.1    SOLARA shall deliver the Compound to ANGION with the applicable certificate of analysis and batch records. The delivery shall be done under the instruction of ANGION.
5.2    Subject to the foregoing, in the event that any of the Compound is short delivered or otherwise found not to meet the warranty set forth in Section 2.2 shall be deemed to be a defective product (“Defective Product”). Within thirty [***] after tender of delivery of the Compound, ANGION, or its designee, shall notify SOLARA in writing that the COMPOUND is allegedly a Defective Product (an “Exception Notice”), except in the case of Latent Defects (as such term is defined below), for which ANGION will have [***] from ANGION’s confirmation of such Latent Defect. Upon receipt of an Exception Notice from ANGION, SOLARA shall conduct and document an investigation in its discretion to determine whether or not it agrees with ANGION that such delivered Compound is a Defective Product and to determine the cause of any nonconformity. If SOLARA agrees that such Deliverable is Defective Product, and determines the cause of the nonconformity is attributable to SOLARA’s negligence, willful misconduct, or failure to perform the Services in accordance with the terms of this Agreement (“SOLARA Defective Processing”), then SOLARA shall, within a reasonable time ([***] days and to the extent SOLARA has stock), deliver any such missing quantities or re-deliver the Compound that comply with the Specifications (as the case may be).
5.3    If SOLARA fails to make delivery or re-delivery in accordance, ANGION shall have the option to (a) cancel its purchase order for the Compound for which delivery or re-delivery failed, to which SOLARA will credit any payments made by ANGION for such Defective Product, or (b) reduce the purchase price by a mutually agreed amount.
5.4    “Latent Defect” shall mean any defects in the Compound that existed at the time of delivery to ANGION but could not be reasonably detected upon review of records or the initial testing and inspection of the Compound in accordance with the specifications.
5.6    If the Parties disagree as to whether the Compound is Defective Product, and such disagreement is not resolved within [***] days of the Exception Notice date, the Parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components. The independent party’s results as to whether or not product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by SOLARA if the Compound is Defective Product attributable to SOLARA Defective Processing, and by ANGION in all other circumstances. For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, it shall not be deemed SOLARA Defective Processing.
5.7    The Parties will maintain traceability records necessary to permit a recall, field correction or other notification to the field of the Compound. Each Party will give notice via telephone or e-mail 24-hours within receipt of any information which indicates that a recall, field correction or other notification to the field may be necessary. The decision to conduct and the control of a recall, field correction or other notification will solely be that of ANGION. Each Party will cooperate fully with the other in connection with any such efforts. If any recall, field correction or other notification is due to a breach by SOLARA of its obligations under this Agreement, or any act by a SOLARA Indemnitee (as defined below) outside the scope of this

Agreement, including, without limitation, the negligence or willful misconduct of any SOLARA Indemnitee, SOLARA will replace recalled or field corrected Compound with conforming Compound and will reimburse ANGION for the direct costs and expenses of recalling and returning Compound from the clinical sites and study subjects.

6.    Transfer of Title and Risk of Loss
Title and risk of loss in and to the Compound shall pass through ANGION when the Compound is received by ANGION, its Affiliates or its toll-manufacturers.

7.    Results and Records Keeping; Regulatory Inspection and Audit
7.1    SOLARA shall create and maintain written records of the batch, results, laboratory data and other technical records, reports or deliverables generated or recorded in the performance of the Services (collectively, the “Results”) in a timely and accurate manner. The Results shall be owned by Angion. SOLARA shall maintain the Results in compliance with the terms and conditions of this Agreement, the applicable purchase order and all applicable laws. Promptly upon completion or termination of Services, or promptly upon request by Angion, SOLARA shall transfer the Results to Angion. Company shall store the Results for [***] years following termination of this Agreement and, at least [***] months prior to the expiration of such [***] year period, SOLARA shall contact Angion to determine whether Angion chooses, at Angion’s sole option, to: (1) request return of the Results at Angion’s reasonable expense; (2) request extended storage of such raw data at reasonable storage rates to be charged to Angion; or (3) request disposal (in accordance with all applicable guidelines) of such data at Angion’s reasonable expense.

If any governmental or regulatory authority conducts or gives notice to SOLARA of its intent to conduct an inspection at SOLARA’s facilities or take any other regulatory action, SOLARA will promptly give Angion notice thereof, including all information pertinent thereto.

7.2    During the Term and for [***] year thereafter, or such longer period as may be required by applicable laws, Angion shall have access to books and records maintained by SOLARA in connection with this Agreement as reasonably necessary for Angion to audit or inspect SOLARA’s performance and compliance with this Agreement and to verify the accuracy of amounts invoiced and paid hereunder. Angion, or its designated agent, shall have the right to inspect such records during normal business hours at SOLARA’s offices upon giving SOLARA written notice of at least [***] days before the intended date of such audit or inspection. Angion shall be responsible for all expenses it incurs in connection with any audit or inspection. During the Term, SOLARA will permit Angion’s representative(s) to examine the work performed hereunder and to inspect SOLARA’s and its permitted subcontractors’ facilities, upon reasonable advance notice and during regular business hours.

7.    Liability
    Notwithstanding anything to the contrary hereunder, each Party shall indemnify and hold harmless the other Parties, their Affiliates and their respective officers, employees, and agents against all allegations, claims (including those related to product liability), or demands (whether threatened or pending), costs, fees and charges (including reasonable attorneys’ fees and the fees of other consulting professionals) and losses, damages, judgments and liabilities of any kind whatsoever (“Claims”), which such Party may hereafter incur, become responsible for, or pay out, as a result of and to the extent that such Claims are due to (a) any breach of, or inaccuracy in, any representation or warranty made by indemnifying Party in this Agreement, or in the performance of, this Agreement, (b) the negligence or willful misconduct of the indemnifying Party in the performance of such Party’s obligations under this Agreement.

Each Party shall, during the term of this Agreement and for [***] years thereafter, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance of at least $[***] per claim and

$[***] in the aggregate, and product liability coverage in the amount of at least US$[***] per claim and $[***] in the aggregate. Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

8.    Force Majeure
Any and all circumstances beyond the reasonable control of the Parties including, but not limited to, acts of God, war, riots, pandemic, unavoidable break-downs and acts of authorities, release the Parties hereto from their respective obligations under or pursuant to this Agreement - insofar as the circumstances prevent the deliveries of SOLARA or the takings of further processing of the Compound by ANGION or its toll-manufacturer - for the duration of that contingencies and to the extent of the effects resulting therefrom. If any such case occurs, the Party affected shall inform the other Parties immediately indicating the presumable duration and extent of such contingency. Moreover, the Party affected shall promptly take care to settle such contingencies so that the performance of its obligations under this Agreement can be resumed as soon as possible.
9.    Assignment
Non of the Parties shall assign or transfer this Agreement or any right or interest under this Agreement to any third party without the other Parties’ prior written consent, provided however, that either party shall be entitled to assign right under this Agreement in whole or in part to its Affiliates or in connection with a merger, acquisition, or sale of all or substantially all of its assets pertaining to this Agreement with prior consent from other party. Assigning party shall inform the other party immediately upon such assignment. “Affiliates” shall mean with respect to a Party, any entity, which, directly or indirectly, Controls, is Controlled by or is under the common Control with the Party. A person shall be deemed to “Control” another person if the controlling person possesses, directly or indirectly, ownership of at least fifty percent (50%) of the equity shares of such an entity and/or the power to direct the management of such an entity.

10.    Modifications
Any modification or amendment of this Agreement, including this clause, shall only be valid if made in writing executed by duly authorized representatives of the Parties.

11.    Severability
In the event that any of the provisions of this Agreement are invalid because they are inconsistent with the applicable law, this shall in no manner affect the validity of the other provisions of this Agreement. The Parties hereto shall be obliged to replace such invalid provisions by new provisions having similar economic effects.

12.    Confidentiality
12.1    Each Party shall keep confidential the terms and conditions of this Agreement, the contents of prior negotiations and any other information received from the other Parties in connection with this Agreement as well as the Confidentiality Agreement between the Parties (“Proprietary Information”), except for such disclosure as may be agreed to by the other Parties or made to their respective professional advisors, as required by law or by an order of a court or tribunal of relevant jurisdiction from time to time. If Proprietary Information is required to be disclosed by law or by an order of a court or tribunal of relevant jurisdiction, an appropriate and timely notice thereof shall be given by the receiving Party, so as to allow the disclosing Party the opportunity to obtain an appropriate protection from the relevant court or jurisdiction.
12.2    The foregoing confidentiality obligations shall not apply with respect to any information which the receiving Party can establish competent proof that:
(a)the information is publicly known at the time of disclosure or becomes publicly known without any breach of this Agreement by the receiving Party;
(b)the information was in the receiving Party’s possession at or before the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party under obligation of confidentiality with respect to thereto, as proven by receiving Party’s contemporaneous written records;
(c)the information is received from a third party; provided, however, that such information was not obtained by said third party, directly or indirectly, from the disclosing Party;
(d)the information is disclosed upon approval for release by written authorization of the disclosing Party; and
(e)the information is independently developed by the receiving Party without use or reliance on the disclosing Party’s Proprietary Information.
12.3    Each Party shall make the Proprietary Information available only to such of its employees and employees of its Affiliates who need to have access to such Proprietary Information for the purposes of performing this Agreement and who are contractually or otherwise obligated to keep it confidential and instructed to neither use nor disclose such Proprietary Information in a manner other than as permitted herein.
12.4    This Article shall survive any termination of this Agreement for a period of [***] years.

13.    Term and Termination
13.1    This Agreement shall take effect as of the date last signed (“Effective Date”) and shall be valid for eight (8) years. Thereafter, the Agreement shall automatically be renewed for successive periods of two (2) years each, unless any Party proposes the termination to the other Parties otherwise no later than six (6) months prior to the end of then-current term.
13.2    A Party may terminate this Agreement at any time by written notice to the other Parties:
(a)    if any Party materially breaches any of its obligations under this Agreement, and such breach is not remedied within [***] days of the non-breaching Parties giving written notice to the breaching party (which notice shall refer to this Article) clearly stating the details of the breach and requiring such breach to be remedied;
(b)    if any Party becomes bankrupt, is unable to pay its debts as they fall due, is subject to any insolvency or liquidation proceedings, or ceases to carry on business; or
(c)    if any Party fails to pay any amount due under this Agreement within [***] days of such amount falling due for payment.
13.3    ANGION may terminate this Agreement for any reason upon [***] days notice to SOLARA.
13.4    Upon termination of this Agreement under Section 13.2 all monies to be paid by one Party to the other (irrespective of whether the same has fallen due for payment) shall become immediately due and payable.

14.    Intellectual Property
14.1    “Intellectual Property” shall mean any and all ideas, concepts, discoveries, inventions, developments, formulae, processes, know-how, trade secrets, techniques, methodologies, modifications, innovations, inventions, improvements, processes, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, and all intellectual property rights therein.
14.2    SOLARA Intellectual Property. Subject to the license set forth in Section 14.4, the Parties acknowledge and agree that all Intellectual Property owned by or licensed to SOLARA prior to the effective date of this Agreement, or made by SOLARA during the term independent of this Agreement and not incorporating or resulting from access to any ANGION materials, Intellectual Property or Confidential Information belonging to ANGION, shall remain the owned or licensed property of SOLARA (“SOLARA IP”). For clarity, SOLARA Intellectual Property shall not include any Project Technology (as defined below).
14.3    ANGION shall own all right, title and interest in and to: (i) the Compound, Results and all Intellectual Property therein; (ii) all Intellectual Property arising from SOLARA’s performance of the services that covers the composition of matter; formulation, dosage or administration, method of use, or method of manufacture of the Compound, and (iii) all Intellectual Property arising from SOLARA’s performance of the services that incorporates or results from access to any Intellectual Property or Confidential Information owned or controlled by ANGION, and in each case of (i) and (ii), whether made solely by either Party or jointly by the Parties (collectively, “Project Technology”). SOLARA hereby assigns to ANGION all right, title, and interest in the Project Technology. SOLARA shall promptly notify Angion in writing of any inventions within the Project Technology conceived of or reduced to practice by SOLARA, together with a reasonable description of any such invention. Upon the written request of ANGION, SOLARA agrees to execute such documents and take such action as ANGION may reasonably request (at ANGION’s reasonable expense) to memorialize, secure and perfect ANGION’s interest in such Project Technology.
14.4    SOLARA hereby grants to ANGION a non-exclusive, perpetual, worldwide, royalty-free, sublicensable (through multiple tiers) license under all SOLARA IP pertaining to, embodied within, or covering the Compound: (i) to fully exploit the Project Technology or the Compound, and (ii) to exercise any and all other present or future rights in the Results for any and all purposes.
14.5    Except as set forth in this Agreement, neither Party shall acquire any license or other Intellectual Property interest, by implication or otherwise, under or to any Intellectual Property owned or controlled by the other Party.

15. Governing Law/Dispute Resolution:

This Agreement and any disputes or claims arising out of, or in connection with, its subject matter shall be governed by and construed in accordance with the laws of State of New York, USA. Any dispute that may arise between the Parties as a result of this Agreement, after execution of these presents, shall be solved through mutual discussion and in an amicable manner. If the mutual discussion fails, then the dispute shall be referred to arbitration. All arbitration proceedings shall be conducted in accordance with the arbitration rules of International Chamber of Commerce (ICC rules) before sole Arbitrator Appointed by the parties. The venue of arbitration proceedings shall be the state of New York, USA and the arbitration proceedings shall be conducted in English language.

15.    Miscellaneous
15.1    The terms and conditions of this Agreement and the quality agreement (to the extent applicable) constitute the entire agreement between the Parties with regard to the subject matter hereof, and supersede all prior negotiations, agreements, statements, communications, either oral or written, including any letter of intent, memorandum of understanding or any similar document with regard to the subject matter hereof.
15.2    This Agreement may be executed in one or more counterparts, each of which may be signed and transmitted via electronic means or facsimile with the same validity as if it were an ink signed document, all of which taken together shall constitute one and the same Agreement.
15.3    No waiver of any term or condition of this Agreement will be construed as a waiver of any other term or condition. No failure to exercise any right or demand performance of any obligation under this Agreement will be deemed a waiver of such right or obligation.

In witness whereof, the Parties hereby execute this Agreement by their duly authorized representatives and keep one original copy each.

Angion Biomedica Corp     Solara Active Pharma Sciences Ltd

/s/ Jay Venkatesan	/s/ B. Ananda Ganesh
Name: Jay Venkatesan Title: President & CEO Date:12/10/21	Name: B. Ananda Ganesh Title: Deputy General Manager Date: 09/Dec/2021

Appendix A-1

For the supply of ANG-3070 active ingredient, pursuant to proposal SOL-290, Revison 2:
The price of the COMPOUND is [***]/KG for manufacture and supply of [***] quantity.

The timeline is proposed as follows:

[***]

Solara Active Pharma Sciences Limited Product : ANG 3070 Customer : Angion Biomedia Corp Solara Ref. No SOL-290

Proposal for Manufacture of ANG 3070

(Solara Ref.No SOL-290) Revision # 02

Prepared for: Angion Biomedica Corp
Contact Person details:

Ananda Ganesh. B Deputy General Manager Business Development
Solara Active Pharma Sciences Ltd Contact: 9500037768

Issue Date: 12 Oct 2021 Validity of the proposal: [***]

Corporate Office –
Solara Active Pharma Sciences Limited No. 28, Sardar Patel Road, Post Box 2630, Guindy, Chennai – 600032, India
Reach us @ https://solaracrams.com/
Visit our LinkedIn page : https://www.linkedin.com/company/solara-active-pharma-sciences- cdmo-services/?viewAsMember=true

Solara Active Pharma Sciences Limited Product : ANG 3070 Customer : Angion Biomedia Corp Solara Ref. No SOL-290

Corporate Office –
Solara Active Pharma Sciences Limited No. 28, Sardar Patel Road, Post Box 2630, Guindy, Chennai – 600032, India
Reach us @ https://solaracrams.com/
Visit our LinkedIn page : https://www.linkedin.com/company/solara-active-pharma-sciences- cdmo-services/?viewAsMember=true

Solara Active Pharma Sciences Limited Product : ANG 3070 Customer : Angion Biomedia Corp Solara Ref. No SOL-290

1.0: Executive Summary:
Angion has requested a proposal for manufacture of 100 Kg of ANG-3070 in GMP conditions from Solara Active Pharma Sciences Limited.

2.0: Structure of the compound:
[***]

3.0: Synthetic route:

[***]

Corporate Office –
Solara Active Pharma Sciences Limited No. 28, Sardar Patel Road, Post Box 2630, Guindy, Chennai – 600032, India
Reach us @ https://solaracrams.com/
Visit our LinkedIn page : https://www.linkedin.com/company/solara-active-pharma-sciences- cdmo-services/?viewAsMember=true

Solara Active Pharma Sciences Limited Product : ANG 3070 Customer : Angion Biomedia Corp Solara Ref. No SOL-290

4.1: Project Execution Proposal:
Solara has prepared this proposal based on certain key assumptions. If the following assumptions change, or are found to be invalid, the pricing and timeline of the project may vary.
•[***]
•[***]
•Solara has not considered cost for stability studies in this proposal.
•Solara will adopt the final specification and methods as followed in previous campaign. If there is any change in the analytical specification during the course of the project execution, a separate scope change sheet will be provided to Angion.
•Pricing assumes process yields and norms as per the previous campaign.

55.0. Timeline

[***]

Corporate Office –
Solara Active Pharma Sciences Limited No. 28, Sardar Patel Road, Post Box 2630, Guindy, Chennai – 600032, India
Reach us @ https://solaracrams.com/
Visit our LinkedIn page : https://www.linkedin.com/company/solara-active-pharma-sciences- cdmo-services/?viewAsMember=true

Solara Active Pharma Sciences Limited Product: ANG 3070 Customer : Angion Biomedia Corp Solara Ref. No SOL-290

66.0: Pricing Summary

[***]

7.0: Payment schedule:

The project will be conducted on a “Milestone and Delivery” basis

Milestone	Payment Details
Milestone 1	[***] of project value upon receipt of PO
Milestone-2	[***] payable upon completion of project

78.0. Shipping details:

Shipment: Ex works

89.0: Acceptance:
Please indicate Angion’s acceptance of this proposal by returning a signed copy of this proposal, or a purchase order.

Corporate Office –
Solara Active Pharma Sciences Limited No. 28, Sardar Patel Road, Post Box 2630, Guindy, Chennai – 600032, India
Reach us @ https://solaracrams.com/
Visit our LinkedIn page : https://www.linkedin.com/company/solara-active-pharma-sciences- cdmo-services/?viewAsMember=true